Exhibit 99.2

                       PRESS RELEASE DATED JANUARY 26, 2001
                            ISSUED BY THE COMPANY

                                                    FOR IMMEDIATE RELEASE

             GREIF BROS. CORPORATON PURCHASES PINE TIMBER PROPERTIES
                         TO FURTHER OPTIMIZE ANNUAL YIELDS

DELAWARE, Ohio (January 26, 2001) Greif Bros. Corporation (NASDAQ: GBCOA/GBCOB), a leading U.S. industrial packaging company with a core timber business, today announced a major transaction that is expected to enhance future yields from the Company's timber properties.

The Company has agreed to purchase approximately 63,000 acres of pine timber in Louisiana for $85.9 million. The closing will take place in two installments, which includes $42.8 million paid in December 2000 and an additional $43.1 million that is expected to be paid in March 2001. A portion of the property will be transferred at each closing.

"Our business strategy focuses on valuable pine timber and having a continuous supply available to meet the demands of each harvest year," stated Charles R. Chandler, president of Greif's timber business. "These acquired lands contain various stages of pine tree growth that augment our current portfolio and will help us achieve our long-term yield objective of $30 million to $40 million of annual timber sales. This is in addition to intensive efforts to regenerate our forests for an ongoing supply of timber."

The Company has also agreed to sell approximately 65,000 acres of hardwood timber in Arkansas, Mississippi and Louisiana for $74.4 million. In December 2000, $44.4 million of these properties were sold and a portion of the acreage was transferred. The sale of the remaining $30.0 million of timber properties is expected to close in March 2001.

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The Company's first quarter 2001 financial results will include a
$43.0 million pre-tax gain from the $44.4 million portion of the sale that closed in December 2000. This is anticipated to represent net earnings of approximately $0.95 per Class A share and $1.41 per Class B share for the three months ended January
31, 2001. An additional pre-tax gain of approximately $27 million is expected to be included in the Company's second quarter 2001 results related to the $30.0 million portion of the sale.

Following completion of these transactions, the Company will own approximately 279,000 acres of timber properties in the southeastern United States.

About Greif Bros. Corporation

Greif, which is headquartered in Delaware, Ohio, has been a packaging company since its inception in 1877. Greif provides industrial container and packaging solutions and services, primarily to North American-based industries. The Company manufactures a broad variety of industrial shipping containers (which include fibre drums, plastic drums, steel drums, and intermediate bulk containers) and containerboard and corrugated products (which include semichemical and recycled medium, recycled linerboard, corrugated boxes, corrugated honeycomb products, and multiwall packaging) as well as manages timber properties. Greif has approximately 5,000 employees in the U.S., Canada, and Mexico. Additional corporate information is on the Company's web site at www.greif.com.

Some of the information in this press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project," and similar expressions, among others, identify forward-looking statements. Forward-looking statements speak only as of the date the statement was made. Such forward-looking statements are subject to certain risks and uncertainties that could cause the Company's actual results to differ materially from those projected, including the statements that the purchase transaction is expected to enhance future yields from the Company's timber properties (paragraph one), the final closing for each transaction is expected to take place in March 2001 (paragraph two and paragraph four), the gain on the sale is anticipated to represent net earnings of approximately $0.95 per Class A share and $1.41 per Class B share for the three months ended January 31, 2001 (paragraph five), and the pre-tax gain of approximately $27 million is expected to be included in the Company's second quarter 2001 results (paragraph five). Risks and uncertainties that might cause a difference include, but are not limited to, changes in general business and economic conditions and litigation or claims against the Company pertaining to these transactions. These and other risks and uncertainties that could materially affect the financial results of the Company are further discussed in the Company's Annual Report on Form 10-K for the year ended October 31, 1999. All forward-looking statements made in this announcement are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statement.

                           Page 8 of 9 Pages

Media Inquiries:
Anita Bose
Robinson Lerer & Montgomery
212-484-7699

Shareholder/Analyst/Investor Inquiries:
Bob Lentz
Robert A. Lentz & Associates
614-876-2000

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